UNITED INSURANCE HOLDINGS CORP.
A DELAWARE CORPORATION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 21st day of April, 2017 (“Effective Date”) by and between UNITED INSURANCE HOLDINGS CORP., a Delaware Corporation, and any of its parent or subsidiary companies (collectively, the “Company”), and JOHN FORNEY (the “Executive”), whose residence address is

RECITALS

1.Executive is currently the Chief Executive Officer (“CEO”) of the Company and has served in such capacity since June 8, 2012 pursuant to an Employment Agreement between the parties (the “2012 Employment Agreement”). The 2012 Employment Agreement is scheduled to expire on June 8, 2017, and the parties are entering into this Agreement for the purpose of amending and restating the parties’ agreement in accordance with Section 10 of the 2012 Employment Agreement, and replacing the 2012 Employment Agreement and continuing Executive’s employment with the Company pursuant to the terms set forth herein.
2.    The Executive, in the performance of his duties, has and will continue to come to possess intimate knowledge of the business and affairs of the Company and its subsidiaries their policies, methods, and personnel.
3.    The Board of Directors (the “Board”) of the Company recognizes that the Executive’s contribution, as CEO of the Company, to the growth and success of the Company and its subsidiaries has and will continue to be substantial, and desires to assure the Company of the Executive’s employment in an executive capacity and to compensate him therefore.
4.    The Board has determined that this Agreement will reinforce and encourage the Executive’s continued attention and dedication to the Company and its subsidiaries.
5.    The Executive is willing to make his services available to the Company and its subsidiaries on the terms and conditions hereinafter set forth.
AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and in accordance with the above Recitals (which are incorporated herein), the parties hereby agree as follows:

1.    Term
1.1    Term of Employment. The Company shall employ the Executive and the Executive shall continue to serve the Company and its subsidiaries, on the terms and conditions set forth herein, for an initial term of five (5) years from the Effective Date written above, unless terminated earlier (“Initial Employment Term”). At the conclusion of the Initial Employment Term, Executive’s employment and this Agreement shall be automatically extended for consecutive one (1) year periods (the “Renewal Term”) unless either party provides at least ninety (90) days’ written notice prior to the expiration of the Initial Employment Term or the Renewal Term (hereinafter the Initial Employment Term and any Renewal Term shall collectively be referred to as the “Employment Term”).
1.2    Duties of Executive. During the Employment Term, the Executive shall continue to serve as CEO of the Company and shall perform the duties of an executive commensurate with such position, shall diligently perform all services as may be reasonably designated by the Board and shall exercise such power and authority as is necessary and customary to the performance of such duties and services. The Executive shall also serve as a Director of the Company during the Employment Term, including any extension thereof. The Executive shall devote his services on a fulltime basis to the business and affairs of the Company and its subsidiaries. Notwithstanding the foregoing, the Executive may be involved with charitable organizations and serve as a Director of other non-competing companies with the express permission of the Board with said permission not to be unreasonably withheld. Additionally, the Executive may engage in such other pursuits, including, without limitation, personal, legal and financial affairs, as shall not interfere or conflict with the proper performance of his duties hereunder.
2.    Compensation.
2.1    Base Salary. During the Employment Term, the Executive shall receive a minimum base salary paid in equal installments during the Company’s regular payroll cycle at the annual rate of $1,000,000.00 per year (the base salary in effect at any given time, the “Base Salary”). The Base Salary shall be payable in substantially equal installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary may be increased during the Employment Term, but may not be decreased. The Board shall consider, on an annual basis, the nature, extent and advisability, if any, of an increase in the Executive’s Base Salary.
2.2    Additional Cash Compensation. During the Employment Term, Executive shall be eligible to receive annual bonuses which, in the discretion of the Board, are payable to executive management (“Annual Bonus”). Each Annual Bonus will be based on achievement against goals established for the senior executive officer group including Executive by the Board in consultation with the Executive.
2.3    Long-Term Incentive Plan. During the Employment Term, Executive shall be eligible to participate in the Company’s long-term Executive Stock Based Incentive Plan

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(or an amended or successor plan) as determined by the Compensation Committee and the Board.
2.4    Equity Stock Awards. During the Employment Term, Executive shall be eligible to receive awards of restricted equity (or other equity-based awards) in the Company as determined by the Company’s Compensation Committee and the Board in their sole discretion and in accordance with all plans and other documents as are in effect from time to time with respect to such awards, which plans and other documents the Company may, in its sole discretion, modify; provided that, except for any special circumstances (including, without limitation, recruitment, retention, or other special circumstance) Executive’s awards shall be no less favorable than those generally applicable to other senior executives of the Company.
3.    Other Benefits.
3.1    Expense Reimbursement. During the Employment Term, the Company, upon the submission of supporting documentation by the Executive, and in accordance with Company policies for its executives, shall reimburse the Executive for all reasonable business expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company and the subsidiaries, including expenses for travel and entertainment, for which the Executive shall have an expense allowance as set by the Board from time to time.
3.2    Other Benefits. During the Employment Term, Executive will be eligible to participate, on terms which are generally available to the other senior executives of the Company and subject to the eligibility requirements of the applicable Company plans as in effect from time to time, in the Company’s deferred compensation, medical, dental, vacation, life insurance, disability programs, and other benefits generally available to the Company’s senior executives from time to time.
3.3    Working Facilities. During the Employment Term, the Company shall furnish the Executive with an office and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.
3.4    Vacation. During the Employment Term, Executive shall be entitled to reasonable vacations during each year of the Term, the time and duration thereof to be consistent with past practice unless otherwise determined by mutual agreement between Executive and the Company.
4.    Termination.
4.1    Termination for Cause. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time by the Company for “Cause.” As used in this Agreement “Cause” shall only mean: (i) any action or omission of the Executive which constitutes a material breach of this Agreement; (ii) willful failure to perform the duties assigned to the Executive by the Board, from time to time; (iii) fraud, breach of fiduciary duty, embezzlement or misappropriation as against the Company; or (iv)

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the conviction (from which no appeal can be taken) of Executive for any criminal act which is a felony. For purposes of this Paragraph 4.1, an act or failure to act shall be considered “willful” only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in the best interests of the Company. With respect to clause (i) and (ii) above, the Company shall provide Executive written notice of the alleged violation and allow Executive ten (10) business days to cure the violation. Upon a failure of Executive to cure the violation under clause (i) and (ii), above, the Company shall cause a special meeting of the Board to be called and held at a time mutually convenient to the Board and Executive, but in no event later than fifteen (15) business days after the occurrence and the Company’s discovery of the alleged breach. Executive shall have the right to appear before such special meeting of the Board to refute any determination of Cause specified in such notice, and any termination of Executive's employment by reason of such Cause determination shall not be effective until Executive is afforded such opportunity to appear. In any such meeting, both the Executive and the Company may have legal counsel present. Any termination for Cause pursuant to this Paragraph 4.1 shall be made in writing to Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. Upon any termination pursuant to this Paragraph 4.1, the Company shall pay to the Executive any unpaid Base Salary accrued through the effective date of Executive’s termination specified in such notice. In addition, the Company shall pay any benefits, if any, owed to Executive under any plan provided for Executive under Paragraph 3 hereof (including, without limitation, the reimbursement of any expenses pursuant to Paragraph 3.1 above) in accordance with the terms of such plan as in effect on the date of termination of employment under this Paragraph 4.1, as well as any annual incentive bonuses pursuant to Paragraph 2.2 hereof earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date. Except as provided above, the Company shall have no further liability hereunder to Executive under this Agreement.
Any payments under this Paragraph 4.1 shall be made within 30 days following Executive’s termination for Cause.
4.2    Termination Due to Death or Disability. In the event of the Executive’s death, Executive’s employment shall automatically cease and terminate as of the date of death. If Executive becomes Disabled, the Company may terminate Executive’s employment upon thirty (30) days written notice to Executive. For purposes of this Agreement, the terms “Disabled” or “Disability” means Executive’s inability, because of physical or mental illness or injury, substantially to perform his duties hereunder as a result of physical incapacity for a continuous period of at least six (6) months, and any dispute as to the Executive’s incapacitation shall be resolved by an independent physician selected by the Board and reasonably acceptable to the Executive, whose determination shall be final and binding upon both the Executive and the Company. In the event of the termination of employment due to Executive’s death or Disability, Executive or his estate or legal representatives shall be entitled to receive:

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(i)    Payment for all accrued but unpaid Base Salary as of the date of Executive’s termination of employment;
(ii)    Reimbursement for expenses incurred by the Executive pursuant to. Paragraph 3.1 hereof up to and including the date on which employment is terminated;
(iii)    Any earned benefits to which the Executive may be entitled as of the date of termination pursuant to the terms of any compensation or benefit plans to the extent permitted by such plans (with the payments described in subsections (i) through (iii) above collectively called the “Accrued Payments”);
(iv)    Any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date;
(v)    If employment termination occurs due to death or Disability prior to the end of any fiscal year, a pro rata annual incentive bonus for such fiscal year in which employment termination occurs (based on actual business days in such fiscal year prior to such employment termination, divided by the total annual business days) determined and paid based on actual performance achieved for that fiscal year against the performance goals for that fiscal year;
(vi)    In the case of death of Executive, the Company shall continue, to the extent permitted by applicable law, all benefits applicable to Executive’s family for six (6) months. To the extent that the plan documents or applicable law do not permit continuation of these benefits, the Company shall provide Executive’s estate with a cash payment equaling the actual cost for Executive’s family to obtain comparable benefits. In no event, however, will the amount of this cash payment exceed the greater of $50,000.00 or that amount which the Company would have paid in premiums for such benefits had Executive remained employed.
(vii)    Any payments under this Paragraph 4.2 shall be made on or before March 15th of the year following Executive’s death or Disability.
4.3    Termination by the Company Without Cause, by Executive due to a Change in Control, or by Executive for Good Reason.
(i)    Termination by the Company Without Cause: The Company may terminate Executive’s employment hereunder without Cause at any time, by providing Executive 30 days’ prior written notice of such termination. Such notice shall specify the effective date of the termination of Executive’s employment.
(ii)    Termination by Executive due to a Change in Control: The Executive may terminate his employment hereunder due to a Change In Control (as defined below) which either results in the Company requiring Executive to be permanently based at a location in excess of thirty five (35) miles from the location of the Company’s principal executive office as of the Effective Date of this Agreement, or results in a material reduction, other than during any period of illness or incapacity, in Executive’s authority, responsibilities, or

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duties such that Executive no longer has the title of, or serves or functions as, the CEO of the Company. For purposes of this Agreement, "Change in Control" shall mean a Change of Control as defined in the “United Insurance Holdings Corp. 2013 Omnibus Incentive Plan”. In the event of Executive’s termination of this Agreement due to a Change in Control, Executive shall provide 30 days prior written notice to the Company of the alleged reasons for invoking the termination due to a Change in Control and shall allow the Company ten (10) business days to cure the circumstances causing the alleged violation. Any termination due to a Change in Control pursuant to this Paragraph 4.3 shall be made in writing to the Company, which notice shall set forth in detail all acts or omissions upon which Executive is relying for such termination.
(iii)    Termination by Executive for Good Reason: The Executive may terminate his employment hereunder for “Good Reason” (as defined below). In the event of Executive’s termination of this Agreement for Good Reason, Executive shall provide 30 days’ prior written notice to the Company and an opportunity to cure as set forth below. For purposes of this Agreement, the term “Good Reason” means, without Executive’s written consent: (a) a reduction by the Company in Executive’s Base Salary ; (b) the Board materially reduces (including as a result of any co-sharing of responsibilities arrangement), other than during any period of illness or incapacity, Executive’s authority, responsibilities, or duties such that Executive no longer has the title of, or serves or functions as, CEO of the Company (or, if following a Change in Control, if the Company is not publicly traded following such Change in Control, Executive is no longer CEO of a publicly traded successor or parent of the Company); (c) the Company removes Executive from his position as a Director of the Company; (d) the Company requires Executive to be permanently based at a location in excess of thirty-five (35) miles from the location of the Company’s principal executive office as of the Effective Date of this Agreement; (e) the Company fails to obtain the written assumption of its obligations under this Agreement by a successor not later than the consummation of a merger, consolidation or sale of the Company; or (f)     a material breach by the Company of its obligations under this Agreement. Prior to Executive invoking a termination for Good Reason, Executive shall provide the Company written notice of the alleged violation and allow the Company thirty (30) days to cure the violation. Any termination for Good Reason pursuant to this Paragraph 4.3 shall be made in writing to the Company, which notice shall set forth in detail all acts or omissions upon which Executive is relying for such termination.
(iv)    In the event of the termination of Executive’s employment under this Paragraph 4.3 by the Company without Cause, by Executive due to a Change in Control, or by Executive for “Good Reason”, then Executive shall be entitled to:
i.Payment of the Accrued Payments (as defined in Paragraph 4.2(i)-(iii) above) in full within the next normal payroll period following Termination;
ii.Subject to the conditions set forth in Paragraph 4.3(iv)(h) below, a Severance Payment (the “Severance Payment”). The Severance Payment shall be: (1) an amount equal to three times the highest annual Base Salary received by the Executive in any

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of the 5 years preceding Executive’s termination; and (2) an amount equal to three times the highest Annual Bonus received by Executive in any of the 5 years preceding Executive’s termination. The Severance Payment will be payable in equal installments in accordance with normal payroll practices of the Company, prorated over a 24 month period beginning immediately following the date of termination and the expiration of any revocation periods required by law, and after the Company’s receipt of the full and unconditional general release of claims required by Paragraphs 4.3(iv)(h) and 4.10 below to be delivered by the Executive to the Company, but in any event beginning within 60 days following the termination of employment; provided however, that if such 60 day period begins in one calendar year and ends in another, the payment shall be made in the second calendar year.
iii.Subject to the conditions set forth in Paragraph 4.3(h) below, an equity stock award of common stock in the Company (the “Stock Award”). The Stock Award shall be in an amount which is equal in value to three times the highest value of restricted stock (or other equity-based award) awarded to Executive in any one of the five years preceding Executive’s termination. The amount of the award shall be determined by the Company using the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board Codification Topic 718, Compensation-Stock Compensation (as reported in the Company’s financial statements). The Stock Award shall be granted to Executive effective as of immediately prior to Executive’s termination of employment.
iv.Any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date, to be paid in full within the next normal payroll period following Termination;
v.If employment termination occurs prior to the end of any fiscal year, the annual incentive bonus for such fiscal year in which employment termination occurs for which Executive would have been entitled if employed at the conclusion of the fiscal year determined and paid based on actual performance achieved for such fiscal year against the performance goals for that fiscal year, to be paid in full within ninety days following completion of the fiscal year;
vi.Executive’s remaining equity stock award, if any, for the year of separation shall automatically and immediately vest in full. Any equity stock award for any years prior to the year of separation shall remain unchanged and shall be governed by the plan documents;
vii.Subject to plan documents and applicable law, the Company shall arrange for the Executive to continue to participate (through COBRA or otherwise), on substantially the same terms and conditions as in effect for the Executive (including any required contribution) immediately prior to such termination, in the medical, dental, disability and life insurance programs provided to the Executive hereof as follows: (1) if the separation occurs within the initial five year term of employment, until the earlier of (A) the end of the 24 month period beginning on the effective

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date of the termination of Executive’s employment hereunder, or (B) such time as the Executive is eligible to be covered by comparable benefit(s) of a subsequent employer (determined on a benefit-by-benefit and coverage-by-coverage basis); or (2) if the separation occurs beyond the initial five year term of employment and occurs without at least ninety (90) days’ notice contemplated in Paragraph 1.1, until the earlier of (A) the end of the current Employment Term year in which the separation occurs; or (B) such time as the Executive is eligible to be covered by comparable benefit(s) of a subsequent employer (determined on a benefit-by-benefit and coverage-by-coverage basis). To the extent that the plan documents or applicable law do not permit continuation of Executive’s benefits during these periods, the Company shall provide Executive with a cash payment equaling the actual cost for Executive to obtain comparable benefits. In no event, however, will the amount of this cash payment exceed the greater of $100,000 or that amount which the Company would have paid in premiums cost for such benefits had Executive remained employed by the Company. The foregoing is hereinafter referred to as “Benefits Continuation.” The Executive agrees to notify the Company promptly if and when he begins employment with another employer and if and when he becomes eligible to participate in any benefit or other welfare plans, programs or arrangements of another employer.
viii.The Severance Payment and Stock Award set forth in this Paragraph 4.3 are expressly conditioned upon: (1) Executive providing to the Company a general release in a form attached hereto as Exhibit “A”, releasing any and all claims that Executive has, had, or may have against the Company, its subsidiaries, affiliates, executives and its Board; and (2) Executive’s full compliance with the restrictive covenants contained in Paragraph 5 of this Agreement including, without limitation, the two year non-competition and non-solicitation restrictions contained in Paragraphs 5.2 and 5.3 of this Agreement. In the event that Executive should violate the non-competition or non-solicitation provisions or in the event that a court should determine that duration of the restrictions contain in Paragraphs 5.2 or 5.3 are broader than permitted by law, the Severance Payment and Stock Award shall be reduced proportionally to coincide with the period of restriction honored by Executive or permitted by a court of competent jurisdiction. By way of illustration alone, in the event that court were to determine that the maximum duration of the restrictions contained in Paragraphs 5.2 or 5.3 is one year, then executive shall only receive 1/2 of the Severance Payment and Stock Award. In the event that Executive should breach Paragraphs 5.2 or 5.3 after Executive has been fully paid, or in the event that a judicial determination is made reducing the restrictions after Executive has already been fully paid, Executive shall be required to repay the Company any amounts paid to him in excess of what is required under this Agreement.
4.4    Termination with 90 Days’ Notice Pursuant to Paragraph 1.1 Not to Extend Employment Term. Upon any termination by the Executive with at least ninety (90) days written notice not to extend the Employment Term pursuant to Paragraph 1.1, the Company shall pay to the Executive any unpaid Base Salary accrued through the termination date and

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any Accrued Payments (as defined in Paragraph 4.2(i)-(iii) above) owed through the termination date. The Company shall also pay Executive any annual incentive bonuses pursuant to Paragraph 2.2 hereof earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date. Upon any termination by the Company with at least ninety (90) days written notice not to extend the Employment Term pursuant to Paragraph 1.1, the Company shall pay to the Executive all of the severance benefits set forth in Paragraph 4.3 (iv) above. The additional severance provided for in this Paragraph shall be conditioned on Executive providing to the Company a general release in the form attached hereto as Exhibit “A”, releasing any and all claims that Executive has, had, or may have against the Company, its subsidiaries, affiliates, executives and its Board; and Executive’s full compliance with the restrictive covenants contained in Paragraph 5 of this Agreement including, without limitation, the two year non-competition and non-solicitation restrictions contained in Paragraphs 5.2 and 5.3 of this Agreement. Except as provided for in this Paragraph 4.4, the Company shall have no further liability hereunder to Executive.
4.5    Voluntary Termination by the Executive without Good Reason. In the event Executive terminates his employment without Good Reason during the Employment Term, he shall provide 90 days’ prior written notice of such termination to the Company and shall forego any further compensation, including but not limited to foregoing further vesting of any equity stock award not vested as of the date of termination, however, all Accrued Payments shall be made to Executive. A termination of employment by the Executive without Good Reason upon ninety (90) days prior written notice will not constitute a breach by the Executive of this Agreement. In the event of a termination by Executive without Good Reason, all continuing obligations of Executive pursuant to this Agreement, including without limitation, the restrictive covenants contained in Paragraph 5 of this Agreement shall remain in full force and effect.
4.6    Specified Employee. Notwithstanding anything to the contrary in this Agreement, if at the time of Employee’s termination of employment Employee is a “specified employee,” as defined below, any and all amounts payable to Employee on account of such separation from service that would be nonqualified deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid in a single sum on the next regular payday following the expiration of such six (6) month period or, if earlier, the date of Employee’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b), as determined by the Company in its discretion; (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A, shall not be subject to any such acceleration.
4.7    Separation from Service. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1 (h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee”

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means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).
4.8    409A and 280G Compliance.
i.Section 409A. Payments under this Agreement are intended either to be exempt from the rules of Section 409A or to satisfy those rules, and the Agreement shall be construed accordingly.
ii.Gross-Up Payments. In the event that the payment and other benefits provided for in this Agreement or otherwise payable to Executive constitute "parachute payments" within the meaning of Section 280G of the Code and would be subject (in whole or part), to the tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue code of 1986, as amended (the “Code”), the Company shall pay to the Executive such additional amounts (the “Gross-Up Payment”) as may be necessary to place the Executive in the same after-tax position (taking into account the fact that the Gross-Up Payment itself is or may be subject to federal, state and local income, employment and excise taxes) as if no portion of the payments had been subject to the Excise Tax. The amount of the Gross-Up Payment shall be calculated at the ‘Company’s expense using the highest marginal tax rates, and shall be calculated by the Company’s accounting firm or nationally-recognized benefits consulting firm selected by the Company and reasonably acceptable to the Executive. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income, employment and excise tax imposed on the Gross-Up Payment being repaid by the Executive, to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state and local income, employment and excise tax deduction). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive (who shall immediately notify the Company of the commencement of any audit, administrative or judicial proceedings) and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the payments. The Executive will allow and hereby authorizes the Company to control any such audit, administrative or judicial proceedings on the Executive’s behalf.
4.9    Resignation from all Boards. Upon any termination or cessation of Executive’s employment with the Company, for any reason, Executive agrees immediately to resign, and any notice of termination or actual termination or cessation of employment shall act

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automatically to effect such resignation, from any position as a Director or on the Board, and on any board of directors of any subsidiary or affiliate of the Company.
4.10    No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of subsequent employment unless otherwise provided herein.
5.    Restrictive Covenants.
5.1    Confidentiality/Non-Disclosure.
(i)    Definitions. “Confidential Information” shall mean any intellectual property, information, or trade secrets (whether or not specifically labeled or identified as “confidential” or “private”), in any form or medium, that is disclosed to, or developed or learned by, the Executive, and that relates to the business plan, underwriting, products, services, research, or development of or by the Company or its subsidiaries, suppliers, distributors, customers, investors, partners, and/or other business associates, and that has not become publicly known. Confidential Information includes, but is not limited to, the following:
(a)    Internal business information (including but not limited to information relating to strategy, staffing, financial data, training, marketing, promotional and sales plans and practices, costs, bidding activities and strategies, rate and pricing structures, and accounting and business methods);
(b)    Identities of, negotiations with, individual requirements of, specific contractual arrangements with, and information about, the Company’s or its subsidiaries’ suppliers, distributors, customers, investors, partners and/or other business associates, their contact information, and their confidential information;
(c)    Compilations of data and analyses, underwriting process and parameters, material processes, technical data, specific program information, trade or industrial practices, computer programs, formulae, systems, research, records, reports, manuals, documentation, customer and supplier lists, data and databases relating thereto, and technology and methodology regarding specific projects; and
(d)    Intellectual Property not generally available to the public or published by the Company or its subsidiaries.
Confidential Information shall not include information that: (i) is or becomes public information without breach of this Agreement by Employee; (ii) was in Employee’s possession (in writing or other recorded form) prior to his employment by the Company with no obligation to maintain confidentiality, as evidenced by written or electronic records; (iii) was received from a third party not under any obligation of confidentiality to the

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Company; or (iv) is required to be disclosed by Employee by law or a final order of a court or other governmental agency or authority of competent jurisdiction (collectively, “Order”); provided, however, reasonable notice prior to any such disclosure shall be given to the Company to allow sufficient time for the Company to obtain injunctive relief, a protective order or similar remedy.

(ii)    “Intellectual Property," or “IP,” shall mean, in each case, to the extent it belongs to or relates to the Company:
(a)    inventions or devices, whether patentable or not;
(b)    original works of authorship produced by or on behalf of the Company or its subsidiaries;
(c)    trade secrets;
(d)    know-how; and
(e)    any other intangible property protectable under federal, state or foreign law. Other examples of Intellectual Property include, but are not limited to, patent applications, patents, copyrighted works, technical data, computer software, knowledge of suppliers or business partnerships, documentation, processes, and methods and results of research.
The Executive acknowledges and agrees with the representations of the Company that Confidential Information and IP is proprietary and valuable to the Company, and that any disclosure or unauthorized use thereof may cause irreparable harm and loss to the Company.
The Executive acknowledges and agrees that the nature and periods of restrictions imposed by the covenants contained in this Agreement are fair, reasonable and necessary to protect and preserve for the Company and its subsidiaries their viability and future revenues; the Company or its subsidiaries would sustain great and irreparable loss and damage if the Executive were to breach any of such covenants set forth herein; the Company and its subsidiaries intend to conduct business actively in the entire territory that is the subject of this Agreement (as defined below) and beyond; and the covenants herein set forth are made as an inducement to and have been relied upon by the Company in entering into this Agreement.
The Executive acknowledges and agrees this Agreement is binding on the Executive’s heirs, executors, successors, administrators, representatives and agents.
The Executive agrees to receive and to treat Confidential Information and the knowledge of IP on a confidential and restricted basis.
(iii)    Restrictions. Executive agrees:

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a)     To use the Confidential Information for the singular purpose of benefiting the Company and its subsidiaries, and specifically not use the Company’s and its subsidiaries’ customer or prospective customer data to conduct marketing, or otherwise undertake personal contacts, to solicit, divert or appropriate customers or prospective customers of the Company or its subsidiaries, whether for the benefit of the Executive or any Person;
b)     Not to disclose Confidential Information, except to the extent the Executive is required to disclose or use such Confidential Information in the performance of the Executive’s assigned duties for the Company or its subsidiaries, to any person without the prior express written consent of the Board of the Company, or their successors as an action permitted under the operating agreement of the Company;
c)     To tender all Confidential Information to the Company, and destroy any of the Executive’s additional notes or records made from such Confidential Information, immediately upon request by the Company or upon termination of this Agreement either during the Employment Term;
d)     To promptly disclose and assign any right, title and interest to the Company all IP authored, made, conceived or actually reduced to practice, alone or jointly with others, (a) while performing duties for the Company or its subsidiaries, or (b) during the Employment Term of this Agreement, or (c) which results or is suggested by any work done for or at the request of the Company or its subsidiaries, or (d) which was aided by the use of trade secret information, whether or not during working hours and regardless of location;
e)    To use best efforts to safeguard the Confidential Information and protect it against disclosure, misuse, espionage, loss, misappropriation and theft;
f)    Immediately notify the Board of any breach of this Agreement; and
g)    Assist the Company or its subsidiaries, both during and after the termination of this Agreement, in obtaining and enforcing any legal rights in IP of the Company or its subsidiaries, or assigned or to be assigned by the Executive to the Company or its subsidiaries.
5.2    Non-Competition. Executive covenants and agrees with the Company that the Executive will not, directly or indirectly, during the Employment Term and for a period of 24 months following the termination of Executive’s employment with the Company, for any reason (including, without limitation, the non-renewal of this Agreement pursuant to Paragraph 1.1 above), own, manage, operate, join, control, assist, participate in or be connected with, directly or indirectly, as an officer, director, shareholders, partner, proprietor, employee, consultant, independent contractor, lender or otherwise, with any person or entity which is directly or indirectly engaged in the Competitive Business (as defined below), doing business within or from the State of Florida, or in any other state, province or territory in which the Company or its subsidiaries conduct business (the “Territory”). It shall not

United Insurance Holdings Corp.    Forney Employment Agreement

be a violation of this Agreement for Executive to be a passive owner of less than 5% of any class of securities of a company.

For purposes of this Paragraph, the “Competitive Business” of the Company shall be defined as the offering of lines of property and casualty insurance written or offered by the Company, along with managing general agent services, including but not limited to, policy administration and claims handling for those lines of insurance, within the states in which the Company is licensed to write those lines of insurance at the time of termination of Executive’s employment.
5.3    Non-Solicitation. Executive covenants and agrees with the Company that the Executive will not, during the Employment Term and for a period of 24 months following the termination of Executive’s employment with the Company, for any reason, directly or indirectly, for any Person, attempt to employ, divert away an employee, or enter into any contractual arrangement with any employee or former employee, of the Company or its subsidiaries, unless such employee or former employee has not been employed by the Company or its subsidiaries for a period in excess of one (1) year.
5.4    Consent to Injunction. Executive acknowledges that any breach of a covenant contained in Paragraph 5 of this Agreement will result in irreparable injury to the Company or its subsidiaries and that the Company’s or its subsidiaries’ remedy at law for such a breach may be inadequate and will be extremely difficult to calculate or determine. Accordingly, the Executive agrees and consents that upon any such breach, the Company or its subsidiaries shall, in addition to all other remedies available at law and in equity, be entitled to (A) both preliminary and permanent injunctions to prevent or halt any such breach or threatened breach, and (B) recover the cost of such attorney’s fees as the Company or its subsidiaries may incur to enforce it rights hereunder if the Company is a prevailing party in such litigation. Further, the Executive agrees that in the event of any breach hereunder, the Company or its subsidiaries shall have the right to seek restraining orders and/or injunctions and the Executive hereby waives the right that the Company or its subsidiaries be obligated to post any related bond otherwise required by law to be posted in connection with any restraining order and/or injunction filed against the Executive.
5.5    Severability. In the event that the provisions of this Agreement should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then the provisions will be reformed to the maximum time or geographic limitations permitted by applicable law. Every provision of this Agreement is intended to be severable, and, if any term or provision is determined to be illegal, invalid or unenforceable for any reason whatsoever, and cannot be reformed, such illegal, invalid or unenforceable provision shall be deemed severed herefrom and shall not affect the validity, legality or enforceability of the remainder of this Agreement.
5.6    Books and Records. All books, records, accounts and similar repositories of Confidential Information of the Company and its subsidiaries, whether prepared by the

United Insurance Holdings Corp.    Forney Employment Agreement

Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company and its subsidiaries on termination of this Agreement or on the Board's request at any time.
5.7    Survival. The restrictions and obligations of this Paragraph 5 shall survive any expiration, termination, or cancellation of the Employment Term of this Agreement and shall continue to bind the Executive and the Executive’s respective heirs, executors, successors, administrators, representatives and agents.
6.    Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement, and all obligations of the Company hereunder, in writing. Upon such consolidation, merger, or transfer of assets and assumption, the term "the Company" as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect, subject to the provisions of Paragraph 6 hereof.
7.    Indemnification. The Company agrees that the Executive shall be covered and insured up to the full limits provided by all directors’ and officers’ insurance which the Company then maintains to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors), subject to applicable deductibles and to the terms and conditions of such policies as well as provided under any policy of indemnification then in effect for the Company.
8.    Enforceability. It is the intention of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof, shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement shall be determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible.
9.    Assignment. This Agreement is personal in nature to the Company and the rights and obligations of the Executive under this Agreement shall not be assigned or transferred by the Executive. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their successors (including successors by merger, consolidation, sale or similar transaction, permitted assigns, executors, administrators, personal representatives, heirs and distributees).
10.    Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.
11.    Survival. Anything hereof to the contrary notwithstanding, the provisions of Paragraphs 2 through 21 shall survive the expiration or termination of this Agreement, regardless of the reasons therefor.

United Insurance Holdings Corp.    Forney Employment Agreement

12.    Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Florida, without giving effect to the application of the principles pertaining to conflicts of laws.
13.    Effect of Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.
14.    Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.
15.    Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement Executive has with the Company shall prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.
16.    Enforcement. The prevailing party in any action between Executive and the Company under this Agreement will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs. Any suit, action or proceeding with respect to this Agreement shall be brought in the courts of the State of Florida within the County which the Company maintains its primary offices or in the U.S. District Court of Florida for the district in which the Company maintains its primary offices, whichever is applicable. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding.
Notwithstanding the foregoing provisions of this Paragraph, and except for claims for injunctive relief for the enforcement of the restrictive covenants set forth in Paragraph 5 of this Agreement, each of the parties agrees that, prior to commencing litigation under this Agreement, the parties agree to submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS,, pursuant to the procedures of JAMS International Mediation rules, to be conducted in the State of Florida, Hillsborough County (however, such mediation or obligation to mediate shall not suspend or otherwise delay any termination or other action of the parties or affect the parties’ other rights).

United Insurance Holdings Corp.    Forney Employment Agreement

The parties hereto acknowledge and agree that any party's remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party, without posting any bond, shall be entitled to obtain, and the offending party agrees not to oppose the aggrieved party's request for, equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.
17.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original.
18.    Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered when sent by facsimile with receipt confirmed or when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, or by overnight courier, addressed to the parties at the address first stated herein, or to such other address as either party hereto shall from time to time designate to the other party by notice in writing as provided herein.
19.    Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous understandings and agreements, written or oral, between and among them respecting such subject matter.
20.    Expenses. All reasonable legal fees and expenses incurred by the Executive in negotiating and entering into this Agreement will be paid by the Company. All such fees and expenses will be paid by the Company within 30 days after the Company’s receipt of the invoices therefor.
IN WITNESS WHEREOF, this Agreement has been duly signed by the parties hereto on the day and year first above written.
UNITED INSURANCE HOLDINGS CORP.
By:    /s/ Kimberly Salmon
Name:    Kimberly Salmon
Title:    General Counsel/Chief Legal Officer
And

_/s/ John Forney
JOHN FORNEY

Notary Acknowledgement

United Insurance Holdings Corp.    Forney Employment Agreement

EXHIBIT A

GENERAL RELEASE

KNOW ALL MEN BY THESE PRESENTS that JOHN FORNEY (“Forney”), for himself, his heirs, executors, administrators, representatives, attorneys, successors, and assigns, for the consideration set forth in the April 21, 2017, Amended and Restated Employment Agreement between Forney and UNITED INSURANCE HOLDINGS CORP. (“UIHC”) (the “Employment Agreement”), plus other good and sufficient consideration, the receipt of which is hereby acknowledged, does

HEREBY remise, release, acquit, satisfy, and forever discharge UIHC, its current and former Board of Directors, officers, members, managers, employees, attorneys, agents, insurers, contractors, affiliates, predecessors, successors, assigns, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), benefit plan administrators, successors and/or assigns, and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for UIHC or in their individual capacities), of and from all, and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, including, without limitation, all claims which involve in any way or relate to Forney’s employment with UIHC, Forney’s dealings with UIHC, Forney’s claims for benefits from UIHC, or any other claims against UIHC or the released parties which Forney has, had, or may have and which arose from the beginning of the world to the date of this General Release. The claims being released include, but are not limited to, all claims for compensation, unpaid wages or bonuses, claims of discrimination or concerning other employment practices prohibited under federal, state, or local law, and include, without limitation, claims arising under or for alleged violations of: the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. §2000 et. seq.; 42 U.S.C. §§1981, 1983, 1986 and 1988; The Americans with Disabilities Act; 42 U.S.C. § 12101, et. seq.; The Equal Pay Act of 1963, as amended; The Fair Labor Standards Act, as amended; the Family and Medical Leave Act, The Employee Retirement Income Security Act of 974, Federal Common Law; The Florida Civil Rights Act of 1992, as amended; The Florida Equal Rights Law, as amended; The Florida General Labor Regulations, as amended; Workers’ Compensation; Tort; Wrongful discharge; Tortious interference with contractual relations, Whistleblower actions, or the common law of the State of Florida, including but not limited to breach of contract (whether written or oral), intentional infliction of emotional distress, defamation, and negligent supervision or retention, or claims for attorneys’ fees and costs, which Forney or the releasing parties ever had, now has, hereafter can, shall or may have, against UIHC or the released parties, upon or by reason of any matter, cause or thing from the beginning of time to the day of this General Release; provided, however,that notwithstanding the foregoing, nothing contained herein shall in any way diminish or impair: (I) any rights Forney may have to vested benefits under employee benefit plans (such as Forney’s entitlements under UIHC’s

United Insurance Holdings Corp.    Forney Employment Agreement

401(k) plans) and his rights in respect of any vested equity awards; or (II) any obligations of UIHC to Forney pursuant to Paragraphs 4.3, 4.4, 4.8 and 7 of the Employment Agreement and any accrued but unpaid obligations to Forney pursuant to Paragraophs 3.1 and 3.4 of the Employment Agreement.

I have carefully read this General Release and I understand its terms, operation and effect.

IN WITNESS WHEREOF, JOHN FORNEY hereunto set his hand and seal this 21st day of April, 2017.

_/s/ John Forney
    JOHN FORNEY

Notary Acknowledgement

United Insurance Holdings Corp.    Forney Employment Agreement